CONFLICT MINERALS REPORT OF
Align Technology, Inc.
IN ACCORDANCE WITH RULE 13p-1
UNDER THE SECURITIES EXCHANGE ACT OF 1934
FOR THE REPORTING PERIOD FROM
JANUARY 1 TO DECEMBER 31, 2013

I.	Introduction

This is the Conflict Minerals1 Report of Align Technology, Inc. (“Align”, the “Company,” “we,” “us,” or “our”) prepared for calendar year 2013 (except for conflict minerals that, prior to January 31, 2013, were located outside of the supply chain) in accordance with Rule 13p-1 (“Rule 13p-1”) under the Securities Exchange Act of 1934 (the “Act”). Numerous terms in this Report are defined in Rule 13p-1 of the Act and Form SD and the reader is referred to those sources, and also to Release No. 34-67716 (August 22, 2012) of the Act (the “Adopting Release”) for such definitions.

In accordance with Rule 13p-1, we undertook efforts to determine whether the necessary conflict minerals in our products were sourced from the DRC or a Covered Country. The Company designed its efforts in conformity, with the internationally recognized due diligence framework in the OECD Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas 2 ("OECD Due Diligence Guidance") and related Supplements.

The statements below are based on the due diligence activities performed to date and in good faith by Align and are based on the infrastructure and information available at the time of this filing.  There are factors that could affect the accuracy of these statements.  These factors include, but are not limited to, incomplete supplier data or available smelter data, errors or omissions by suppliers or smelters, evolving definition and confirmation of smelters, incomplete information from industry or other third-party sources, continuing guidance regarding the Securities and Exchange Commission (“SEC”) final rules, and other issues.

II.	Design of Due Diligence Measures

The Company designed its overall conflict minerals program based on the five-step framework of the OECD Due Diligence Guidance, the Supplement on Tin, Tantalum, and Tungsten, and the Supplement on Gold.

Align’s implementation of the five step framework consists of the following overarching steps which are discussed in further detail in Section III:

Step 1:     Establish strong company management systems
Step 2:     Identify and assess risks in the supply chain
Step 3:     Design and implement a strategy to respond to identified risks
Step 4:     Carry out independent third-party audit of smelter/refiner's due diligence practices
Step 5:     Report annually on supply chain due diligence.

1    The term “conflict mineral” is defined in Section 1502(e)(4) of the Act as (A) columbite-tantalite, also known as coltan (the metal ore from which tantalum is extracted); cassiterite (the metal ore from which tin is extracted); gold; wolframite (the metal ore from which tungsten is extracted); or their derivatives; or (B) any other mineral or its derivatives determined by the Secretary of State to be financing conflict in the Democratic Republic of the Congo (“DRC”) or an adjoining country (“Covered Country” or collectively the “Covered Countries”).
2    OECD (2013), OECD Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas: Second Edition, OECD Publishing. http://dx.doi.org/10.1787/9789264185050-en

We relied upon multi-stakeholder initiatives that provide verification processes for conflict-free minerals from smelters or refiners who may provide those minerals to companies in our supply chain. The Company, as a purchaser of component parts, is many steps removed from the mining of conflict minerals; the Company does not purchase raw ore or unrefined conflict minerals, and conducts no purchasing activities directly in the Covered Countries.

III.    Due Diligence Measures Performed

The following describes the measures taken to reasonably determine the country of origin and to exercise due diligence in the mineral supply chain in conformance with the OECD Due Diligence Guidance.

Step 1: Establish strong company management systems

a.
Conflict Minerals Team - Align has established a management system for complying with the applicable rules. Our management system includes the development of a Conflict Minerals Team consisting of personnel from relevant functions such as purchasing, quality manufacturing, legal and accounting. The team is responsible for implementing our conflict minerals compliance strategy. Senior management is briefed about the results of our due diligence efforts on a regular basis.

b.
Conflict Minerals Policy - Align adopted and published a policy establishing the expectations of our suppliers. The policy resides our corporate website. It is periodically reviewed and will be updated, if necessary.

c.
Company level grievance mechanism - As recommended by the OECD Due Diligence Guidance, Align has established a grievance mechanism as a risk-awareness system for conflict minerals issues. All Align internal and external stakeholders can communicate directly and confidentially through www.ethicspoint.com.

Step 2: Identify and assess risks in the supply chain

We performed the following steps as part of our risk assessment process:

a.
Identify products in scope - Our internal cross-functional conflict minerals team reviewed the products that are manufactured to determine those that should be deemed in-scope as described by the Adopting Release.

b.
Conduct Reasonable Country of Origin Inquiry (“RCOI”) - Align utilized the industry-developed EICC-GeSI Conflict Minerals Reporting Template (“CMRT”) to query our suppliers. We requested this information from our Tier 1 suppliers who provide material and components that are within the scope of the Adopting Release. We evaluated the responses from the templates submitted by our suppliers to determine our reporting obligation based on this RCOI.

c.
Identify smelters/processors - Align has and will continue to collect a list of smelters/processors that are in our supply chain by utilizing the CMRT and other industry recognized methods/systems that may evolve.

Step 3: Design and implement a strategy to respond to identified risks

We performed the following steps as part of our risk management plan:

a.
Validate Responses - we reviewed the responses from our suppliers to determine that they are complete and provide the information necessary to identify the content and origin of minerals in our products.

b.
Verify Smelters - As part of the risk mitigation process we compared the list of smelters/processors collected from suppliers and compared it to the conflict-free smelter lists published by the Conflict-Free Sourcing Initiative (“CFSI”).

Step 4: Carry out independent third-party audit of smelter/refiner's due diligence practices

Align is relying on the CFSI’s published lists to verify the conflict-free status of smelters/processors that source from Covered Countries.

Step 5: Report annually on supply chain due diligence

Align has determined that a portion of the minerals used to manufacture our products originated from the Covered Countries. Based on our due diligence of the mineral supply chain, we have determined that our products are DRC conflict undeterminable at this time. Accordingly, this Conflict Minerals Report has been filed with the SEC and is available on our website.

I.	Product Determination

On the basis of the measures described above, the Company has determined that all of our products manufactured as of December 31, 2013 are considered to be DRC conflict undeterminable. The Company is making this determination because it does not have sufficient information from suppliers or other sources at this time to conclude otherwise.

II.	Product Description

Products -Align designs, manufactures and markets a system of clear aligner therapy, intra-oral scanners and CAD/CAM (computer-aided design and computer-aided manufacturing) digital services used in dentistry, orthodontics, and dental records storage. We have two operating segments: (1) Clear Aligner, which consists of our Invisalign System; and (2) Scanners and Services, which consists of our iTero intra-oral scanners and OrthoCAD services.

Processing Facilities - Based on the information received from our suppliers, the following facilities may have been used to process conflict minerals used in our products.

Gold	Aida Chemical Industries Co. Ltd.
Gold	Almalyk Mining and Metallurgical Complex (AMMC)
Gold	Asaka Riken Co Ltd
Gold	Atasay Kuyumculuk Sanayi Ve Ticaret A.S.
Gold	Aurubis AG
Gold	Bangko Sentral ng Pilipinas (Central Bank of the Philippines)
Gold	Boliden AB
Gold	Caridad
Gold	Cendres & Métaux SA
Gold	Yunnan Copper Industry Co Ltd
Gold	China National Gold Group Corporation
Gold	Chugai Mining
Gold	Daejin Indus Co. Ltd
Gold	DaeryongENC

Gold	Daye Non-Ferrous Metals Mining Ltd.
Gold	Do Sung Corporation
Gold	FSE Novosibirsk Refinery
Gold	Gansu Seemine Material Hi-Tech Co Ltd
Gold	Hwasung CJ Co. Ltd
Gold	Inner Mongolia Qiankun Gold and Silver Refinery Share Company Limited
Gold	Japan Mint
Gold	Jiangxi Copper Company Limited
Gold	JSC Ekaterinburg Non-Ferrous Metal Processing Plant
Gold	JSC Uralectromed
Gold	Kazzinc Ltd
Gold	Korea Metal Co. Ltd
Gold	Kyrgyzaltyn JSC
Gold	L' azurde Company For Jewelry
Gold	Lingbao Jinyuan Tonghui Refinery Co. Ltd.
Gold	Met-Mex Peñoles, S.A.
Gold	Moscow Special Alloys Processing Plant
Gold	Nadir Metal Rafineri San. Ve Tic. A.ª.
Gold	Navoi Mining and Metallurgical Combinat
Gold	OJSC “The Gulidov Krasnoyarsk Non-Ferrous Metals Plant” (OJSC Krastvetmet)
Gold	OJSC Kolyma Refinery
Gold	Prioksky Plant of Non-Ferrous Metals
Gold	PT Aneka Tambang (Persero) Tbk
Gold	PX Précinox SA
Gold	Sabin Metal Corp.
Gold	SAMWON METALS Corp.
Gold	Schone Edelmetaal
Gold	Shandong Zhaojin Gold & Silver Refinery Co. Ltd
Gold	So Accurate Group, Inc.
Gold	SOE Shyolkovsky Factory of Secondary Precious Metals
Gold	The Great Wall Gold and Silver Refinery of China
Gold	The Refinery of Shandong Gold Mining Co. Ltd
Gold	Tongling nonferrous Metals Group Co.,Ltd
Gold	Torecom
Gold	YAMAMOTO PRECIOUS METAL CO., LTD.
Gold	Yokohama Metal Co Ltd
Gold	Zhongyuan Gold Smelter of Zhongjin Gold Corporation
Gold	Zijin Mining Group Co. Ltd
Gold	Guangdong Jinding Gold Limited
Tantalum	Changsha South Tantalum Niobium Co., Ltd.
Tantalum	Shanghai Jiangxi Metals Co. Ltd
Tin	China Rare Metal Materials Company
Tin	CNMC (Guangxi) PGMA Co. Ltd.
Tin	Cooper Santa
Tin	CV Serumpun Sebalai
Tin	CV United Smelting
Tin	EM Vinto
Tin	Fenix Metals
Tin	Gejiu Zi-Li
Tin	Huichang Jinshunda Tin Co. Ltd

Tin	Jiangxi Nanshan
Tin	Kai Unita Trade Limited Liability Company
Tin	Linwu Xianggui Smelter Co
Tin	Liuzhou China Tin
Tin	Metallo Chimique
Tin	Minmetals Ganzhou Tin Co. Ltd.
Tin	Novosibirsk Integrated Tin Works
Tin	O.M. Manufacturing (Thailand) Co., Ltd.
Tin	PT Artha Cipta Langgeng
Tin	PT Babel Inti Perkasa
Tin	PT Bangka Putra Karya
Tin	PT Bangka Tin Industry
Tin	PT Belitung Industri Sejahtera
Tin	PT DS Jaya Abadi
Tin	PT Eunindo Usaha Mandiri
Tin	PT Karimun Mining
Tin	PT Mitra Stania Prima
Tin	PT Prima Timah Utama
Tin	PT REFINED BANGKA TIN
Tin	PT Sariwiguna Binasentosa
Tin	PT Stanindo Inti Perkasa
Tin	PT Tinindo Inter Nusa
Tin	Rui Da Hung
Tin	Soft Metais, Ltda.
Tin	Yunnan Chengfeng Non-ferrous Metals Co.,Ltd.
Tungsten	A.L.M.T. Corp.
Tungsten	Kennametal Huntsville
Tungsten	Guangdong Xianglu Tungsten Industry Co., Ltd.
Tungsten	Chongyi Zhangyuan Tungsten Co Ltd
Tungsten	Dayu Weiliang Tungsten Co., Ltd.
Tungsten	Fujian Jinxin Tungsten Co., Ltd.
Tungsten	HC Starck GmbH
Tungsten	Hunan Chenzhou Mining Group Co
Tungsten	Hunan Chun-Chang Nonferrous Smelting & Concentrating Co., Ltd.
Tungsten	Japan New Metals Co Ltd
Tungsten	Ganzhou Non-ferrous Metals Smelting Co., Ltd.
Tungsten	Ganzhou Huaxing Tungsten Products Co., Ltd.
Tungsten	Kennametal Fallon
Tungsten	Tejing (Vietnam) Tungsten Co., Ltd.
Tungsten	Wolfram Bergbau und Hütten AG
Tungsten	Wolfram Company CJSC
Tungsten	Xiamen Tungsten Co., Ltd
Tungsten	Zhuzhou Cemented Carbide Group Co Ltd
Tungsten	Xiamen Tungsten (H.C.) Co., Ltd.
Tungsten	Ganzhou Seadragon W & Mo Co., Ltd.
All	78 Smelters listed as Conflict Free by the CFSI

VI.    Future Due Diligence

We will continue to communicate our expectations and information requirements to our direct suppliers. We will also continue to monitor changes in circumstances that may impact the facts or our determination. Over time, we anticipate that the amount of information globally on the traceability and sourcing of these ores will increase and improve our knowledge. We will continue to make inquiries to our direct suppliers and undertake additional risk assessments when potentially relevant changes in facts or circumstances are identified. New suppliers will be reviewed for conflict minerals conformance during initial business reviews. If we become aware of a supplier whose due diligence needs improvement, we intend to continue the trade relationship while that supplier improves its compliance program. We expect our suppliers to take similar measures with their suppliers to ensure alignment throughout the supply chain.

In addition to those above, the Company will undertake the following steps during the next compliance period to improve the due diligence conducted and to further mitigate the risk that the necessary conflict minerals do not benefit armed groups, including:

•	Continue to collect responses from suppliers using tools such as the CMRT.

•	Compare and validate RCOI results to information collected via independent conflict-free smelter validation programs such as the CFSI.

•	Inform and encourage suppliers to transition to smelters identified by the due diligence process as “conflict-free” by an independent audit program such as the CFSI.

•	Continue to allow verified conflict-free material from the region to enter our supply chain.

VII.    Independent Private Sector Audit

Not required for calendar year 2013.